EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 1, 2006 (except Note 14, as to which the date is August 22, 2006) in the Registration Statement (Form S-4) and the related Prospectus of The Western Union Company for the registration of an aggregate of $3,000,000,000 of fixed and floating rate notes.

/s/ Ernst & Young LLP

Denver, Colorado

December 18, 2006